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                           October 12, 2021

       Anthony Brian Goodman
       Chief Executive Officer
       Golden Matrix Group, Inc.
       3651 Lindell Road, Ste. D131
       Las Vegas, NV 89103

                                                        Re: Golden Matrix
Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 5,
2021
                                                            File No. 333-260044

       Dear Mr. Goodman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              David M. Loev